Exhibit 5.1

ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com

July 28, 2023

MIRA Pharmaceuticals, Inc.

900 West Platt Street, Suite 200

Tampa, Florida 33606

Ladies and Gentlemen:

We have acted as counsel for MIRA Pharmaceuticals, Inc., a Florida corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-1, as amended (Registration No. 333-273024) (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale (the “Offering”) of (i) up to 1,466,250 shares of the Company’s common stock, par value $0.0001 (the “Firm Shares”), including up to 191,250 shares issuable upon exercise of any over-allotment option granted to the underwriters by the Company and (ii) 1,560,000 shares of the Company’s common stock, $0.0001 par value (the “Shares”), by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement (the “Selling Stockholder Shares” and collectively with the Firm Shares, the “Shares”). We understand that the Firm Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, including the Prospectus, and the exhibits constituting a part of the Registration Statement; (b) the Underwriting Agreement; (c) the Third Amended and Restated Articles of Incorporation and Bylaws of the Company, each as filed as exhibits to the Registration Statement; (d) resolutions of the Board of Directors of the Company relating to the Offering and the issuance of the Shares; and (e) such other proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Firm Shares to be issued and sold by the Company in the Offering have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and

2. The Selling Stockholder Shares to be offered and sold by the Selling Stockholders have been and are validly issued, fully paid and non-assessable.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO Salt Lake City SAN DIEGO SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

July 28, 2023

We express no opinion as to the laws of any jurisdiction other than the State of Florida.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP